Exhibit 5.1
[Letterhead of Coeur d’Alene Mines Corporation]
March 20, 2008

COEUR D’ALENE MINES CORPORATION
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

Re:	Coeur d’Alene Mines Corporation
Ladies and Gentlemen:
     As counsel for Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”), I have examined the Registration Statement of Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”) on Form S-3 (File No. 333-130711), as supplemented by a preliminary prospectus supplement filed on March 12, 2008 and a prospectus supplement filed on March 14, 2008, each filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), in connection with the offering and sale by the Company of $230 million principal amount of its 3.25% Convertible Senior Notes due 2028 (the “Notes”).
     The Notes are being sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated as of March 12, 2008, between the Company and Deutsche Bank Securities Inc., as representative of the underwriters (the “Underwriters”). The Notes will be issued pursuant to an Indenture, dated as of March 18, 2008, by and between the Company and The Bank of New York, as trustee, as supplemented by a supplemental indenture, dated March 18, 2008 (the Indenture, as supplemented, the “Indenture”).
     Under certain circumstances and upon the occurrence of certain events, the Notes are convertible into shares (the “Conversion Shares”) of the Company’s common stock, par value $1.00 (the “Common Stock”).
     For the purposes of the opinions set forth below, I have examined and am familiar with the proceedings taken by the Company in connection with the issuance of the Conversion Shares. I have also made such other factual and legal inquiries and examinations as I deemed necessary and appropriate under the circumstances. In arriving at the following opinions, I have relied, among other things, upon my examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed appropriate. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.

COEUR D’ALENE MINES CORPORATION
400 Coeur d’Alene Mines Building
505 Front Avenue
March 20, 2008

     Based upon the foregoing examination and in reliance thereon, I am of the opinion that: (i) the Notes, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to their validity, legality and enforceability under New York law and (ii) the Conversion Shares, when issued in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.
     I render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the General Corporation Law of the State of Idaho. This opinion is limited to the effect of the present state of the laws of the United States of America and the State of Idaho and the facts as they presently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or in such facts.
     I consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statements and the Prospectus, and I further consent to the use of my name under the caption “Legal Matters” in the Prospectus. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission under the Act.
Very truly yours,

/s/ Kelli Kast

KELLI KAST, ESQ.